Exhibit 99.1

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE REPORTS SUBSTANTIALLY IMPROVED PRELIMINARY UNAUDITED RESULTS FOR FOURTH
QUARTER 2004 AND RESTATES 2003 WITH A $9.1 MILLION FAVORABLE IMPACT TO EARNINGS

Brentwood, Tennessee, March 7, 2005 — Doane Pet Care Company (the “Company”) today reported preliminary unaudited results for its fourth quarter and fiscal 2004, and estimated restated results for the comparable 2003 periods.

Quarterly Results

For the fourth quarter of fiscal 2004, the Company’s net sales were $271.0 million compared to $275.7 million for the fourth quarter of fiscal 2003, a decrease of 1.7%. The decrease is primarily due to an extra week in the 2003 fourth quarter compared to the 2004 fourth quarter and lower domestic sales volumes, which was moderated by the favorable impact of the 2004 price increases and foreign currency exchange fluctuations. Excluding both the positive impact of the foreign currency exchange rate and the extra week, net sales increased 1.4%.

The Company reported a net loss of $4.8 million for its 2004 fourth quarter compared to an expected restated net loss of $32.3 million for the 2003 fourth quarter. Income from operations improved to $18.2 million in 2004 from $1.6 million in 2003. The substantial improvement in income from operations was primarily due to the 2004 pricing strategy and, to a lesser degree, due to manufacturing efficiencies and cost savings realized in the Company’s European operations. These benefits were partially offset by lower domestic sales volumes, higher raw material costs in Europe and higher U.S. natural gas costs. In addition, other operating expenses included a $0.2 million European restructuring expense in the fourth quarter of 2004 compared to $7.7 million in the fourth quarter of 2003.

The net results for the current quarter also included a $3.2 million increase in interest expense primarily due to the reclassification of the accrued and unpaid preferred stock dividends to interest expense as required by the recently issued Statement of Financial Accounting Standards No. 150, or SFAS 150, and a $4.1 million charge related to the Company’s 2004 fourth quarter senior credit facility refinancing. The Company’s income tax expense was $1.2 million in the current quarter compared to $19.3 million in the prior year quarter, principally due to the uncertainty concerning the Company’s ability to realize net operating loss carry forwards.

Net cash provided by operating activities was $28.0 million for the 2004 fourth quarter compared to $22.0 million for the 2003 fourth quarter. The improvement was due to higher earnings, partially offset by the one-time benefit realized in 2003 from favorable changes in working capital resulting from improved customer credit terms.

Adjusted EBITDA increased 63% in the current quarter, up $10.0 million from $15.8 million in the fourth quarter of 2003 to $25.8 million in the current quarter.

The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”

Doug Cahill, the Company’s President and CEO, said, “We’re very pleased with the quarterly performance of our global operations. Our U.S. team continued to focus on containing costs, improving our manufacturing efficiencies and providing world class services to our customers. Moreover, our European team did an excellent job offsetting significantly higher commodity costs, reflecting both ongoing cost containment efforts, as well as cost savings realized as a result of their 2004 plant consolidation project.”

Full Year Results

For fiscal 2004, the Company’s net sales increased 3.7% to $1,051.2 million from $1,013.9 million for fiscal 2003. The positive impact of the 2004 domestic price increases, sales volume growth at the Company’s European operations and the positive impact of foreign currency exchange rate fluctuations was partially offset by lower domestic sales volume and the extra week reported in 2003. Excluding both the impact of the foreign currency exchange rate and the extra week, net sales increased 2.6%.

The Company reported a net loss of $45.6 million for fiscal 2004 compared to the expected restated net loss of $45.3 million for fiscal 2003. Income from operations declined to $35.1 million in fiscal 2004 from $40.4 million in fiscal 2003. The required mark-to-market fair value accounting of the Company’s commodity derivative instruments resulted in a $7.3 million period-over-period unfavorable impact on the Company’s results. The remaining $2.0 million favorable change in income from operations was due primarily to the effects of the domestic pricing strategy, the positive impact of foreign currency exchange rates and manufacturing efficiencies, which were partially offset by higher raw material costs, lower domestic sales volumes and, to a lesser degree, higher natural gas costs and depreciation.

The change in the Company’s net loss was also attributed to: (1) an increase in interest expense of $15.4 million primarily due to the reclassification of unpaid preferred stock dividends to interest expense in 2004 under SFAS 150; and (2) the decrease in income tax expense to $5.1 million in 2004 from $25.0 million in 2003.

Net cash provided by operating activities was $21.3 million for fiscal 2004 compared to $55.7 million for fiscal 2003. The change was primarily due to an unusually favorable change in working capital in the 2003 fiscal year as a result of reaching more favorable payment terms with certain customers in that period.

Adjusted EBITDA was $85.9 million in fiscal 2004 compared to $80.8 million in fiscal 2003. The Adjusted EBITDA comparability is favorable despite the year-over-year operating income shortfall, primarily because Adjusted EBITDA excludes both the unfavorable change in the SFAS 133 mark-to-market fair value accounting and depreciation expense.

Restatement of 2003 Financial Statements

The Audit Committee of the Board of Directors has determined that, following a review of the Company’s accounting practices for realized foreign currency transaction losses and the computation of interest expense, and in consultation with management and its independent registered public accounting firm, the Company will restate its previously issued 2003 financial statements. The restatement is expected to improve 2003 earnings, the result of which is an estimated $9.1 million reduction in the Company’s net loss, or a decrease from $54.4 million to $45.3 million. The restatement is not expected to have any impact on previously reported net sales, operating income, operating cash flow, cash, assets or Adjusted EBITDA. Additionally, the restatement does not affect the Company’s compliance with any covenants under its senior credit facility or other debt instruments.

The Company incurred Euro-denominated debt in fiscal 2000 in connection with its acquisition of Arovit. As portions of the Euro debt were paid off, the Company recorded the foreign currency translation losses as realized transaction losses in the income statement. During the 2004 year end review, the Audit Committee of the Board of Directors, in consultation with management and the Company’s independent registered public accounting firm, determined that such practice was not in accordance with the FASB’s Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, or SFAS 52. In accordance with SFAS 52, losses on the translation of the Company’s Euro debt, which was designated as an economic hedge against its European net assets, should have been deferred as a component of accumulated other comprehensive income permanently or until its European assets are sold. As such, the restatement will reverse the $7.7 million transaction losses previously recognized in the income statement, thereby reinstating the loss as a reduction to accumulated other comprehensive income.

In the year end closing process the Company also discovered an error in its interest expense calculation. This restatement will also favorably impact the Company’s previously reported 2003 results by reducing interest expense by an estimated $1.4 million, or 2.4%, from $58.9 million to $57.5 million.

A summary of the unaudited adjustments and the effect on previously issued 2003 financial results follows (amounts in millions):

	2003			2003
	Fourth Quarter			Fiscal Year
	Previously	Estimated		Previously	Estimated
	reported	Adjustments	Restated	Reported	Adjustments	Restated
Balance sheet
Total assets	$885.9	$—	$885.9	$885.9	$—	$885.9
Total liabilities	763.6	(1.4)	762.2	763.6	(1.4)	762.2
Stockholders equity	31.2	1.4	32.6	31.2	1.4	32.6
Income statement
Net sales	275.7	—	275.7	1,013.9	—	1,013.9
Gross profit	41.6	—	41.6	162.3	—	162.3
Income from operations	1.6	—	1.6	40.4	—	40.4
Interest expense	15.3	(0.2)	15.1	58.9	(1.4)	57.5
Debt extinguishments/other	—	—	—	12.1	(7.7)	4.4
Income taxes	19.3	—	19.3	25.0	—	25.0
Net loss	(32.5)	0.2	(32.3)	(54.4)	9.1	(45.3)
Cash flow statement
Net cash provided by operating activities	22.0	—	22.0	55.7	—	55.7
Net cash used in investing activities	(11.7)	—	(11.7)	(30.2)	—	(30.2)
Net cash provided by (used in) financing activities	14.7	—	14.7	(4.6)	—	(4.6)
Cash at the end of the year	29.3	—	29.3	29.3	—	29.3
Supplemental disclosure
Adjusted EBITDA	15.8	—	15.8	80.8	—	80.8

During the next few weeks, the Company and its independent auditors will complete their review of the preliminary unaudited 2004 and 2003 financial statements. Accordingly, the 2003 financial statements and the related independent registered public accounting firm’s report related to the fiscal 2003 period contained in the Company’s prior filings with the Securities and Exchange Commission should no longer be relied upon. After the process is complete, the Company will restate its 2003 financial statements in its Annual Report on Form 10-K for the year ended January 1, 2005, which the Company expects to file with the Securities and Exchange Commission before the end of March.

Outlook

Cahill said, “We are pleased with our 2004 performance and optimistic about our prospects for 2005. The runaway raw material costs over the past two years presented a huge challenge as well as an opportunity to change our business model going forward. Although we can’t provide absolute assurance, our new pricing strategy combined with our risk management is geared towards mitigating the impact of future runaways. Our strategy for corn and soybean meal remains a collaborative approach with our customers and where financially prudent we will execute options to protect against a runaway. In addition, in February 2005, we took the risk of future fluctuations in the Euro and natural gas off the table by pricing a Euro floor at 1.25 and buying gas futures at current market levels for the rest of the year. We will continue our excellent performance in the areas of quality, service, cost and safety. Working with our customers on product and packaging innovations will be our biggest area of focus during 2005. We have the best pipeline of new products and ideas we’ve ever had for our customers this coming year.”

Adjusted EBITDA Supplemental Information

Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.

However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s 2005 outlook, the expected outcome of the audit of the Company’s 2004 results and the review of prior year financial statements by the Company’s independent auditors, and the estimated impact of the restatement of prior year financial statements, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: the outcome of the ongoing 2004 audit and the review and restatement of the Company’s prior year financial statements, decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 550 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, soft-dry, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Preliminary and Unaudited)

	Fourth Quarter		Fiscal
	2004	2003 Restated	2004	2003 Restated
Net sales	$271.0	$275.7	$1,051.2	$1,013.9
Cost of goods sold	222.8	234.1	896.2	851.6

Gross profit	48.2	41.6	155.0	162.3
% of net sales	17.8%	15.1%	14.7%	16.0%
Operating expenses:
Promotion and distribution	15.0	15.7	56.8	57.6
Selling, general and administrative	13.4	15.6	51.8	52.1
Amortization	0.9	1.5	4.3	5.0
Other operating expenses	0.7	7.2	7.0	7.2

Income from operations	18.2	1.6	35.1	40.4
Interest expense, net (1)	18.3	15.1	72.9	57.5
Debt extinguishments	4.1	—	4.1	4.4
Other income, net	(0.6)	(0.5)	(1.4)	(1.2)

Loss before income taxes	(3.6)	(13.0)	(40.5)	(20.3)
Income tax expense	1.2	19.3	5.1	25.0

Net loss	$(4.8)	$(32.3)	$(45.6)	$(45.3)

(1)	Interest expense for the fourth quarter and fiscal 2004 includes $4.0 and $15.4 million, respectively, of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except Par Value and Shares)
(Preliminary and Unaudited)

	End of Fiscal
	2004	2003 Restated
ASSETS
Current assets:
Cash and cash equivalents	$28.8	$29.3
Accounts receivable, net	112.4	91.6
Inventories, net	68.3	68.6
Deferred tax assets	2.4	1.9
Prepaid expenses and other current assets	7.1	14.4

Total current assets	219.0	205.8
Property, plant and equipment, net	258.1	266.4
Goodwill and trademarks	390.5	380.4
Other assets	34.3	33.3

Total assets	$901.9	$885.9

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$3.7	$13.2
Accounts payable	102.2	100.5
Accrued liabilities	59.2	50.3

Total current liabilities	165.1	164.0

Long-term debt:
Long-term debt, excluding current maturities	580.1	560.9
Senior Preferred Stock (Redeemable), 3,000,000 shares authorized, 1,200,000 shares issued and outstanding(1)	106.4	—

Total long-term debt	686.5	560.9
Deferred tax liabilities	33.6	28.5
Other long-term liabilities	9.5	8.8

Total liabilities	894.7	762.2

Senior Preferred Stock (Redeemable), 3,000,000 shares authorized, 1,200,000 shares issued and outstanding (1)	—	91.1

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	62.7	42.5
Accumulated deficit	(171.2)	(125.6)

Total stockholder’s equity	7.2	32.6

Total liabilities and stockholder’s equity	$901.9	$885.9

(1)	Senior Preferred Stock (Redeemable) was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150. SFAS 150 explicitly prohibits restatement of prior periods.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Preliminary and Unaudited)

	Fiscal
		2003
	2004	Restated
Cash flows from operating activities:
Net loss	$(45.6)	$(45.3)
Items not requiring (providing) cash:
Depreciation	35.0	31.2
Amortization	5.3	6.0
Deferred income tax expense	4.4	23.6
Non-cash interest expense (1)	20.2	4.9
Equity in joint ventures	(1.0)	(0.6)
Debt extinguishments	4.1	4.4
Asset impairments	0.2	7.7
Changes in current assets and liabilities	(1.3)	23.8

Net cash provided by operating activities	21.3	55.7

Cash flows from investing activities:
Capital expenditures	(18.9)	(28.1)
Proceeds from sale of assets	0.9	1.4
Other, net	(2.1)	(3.5)

Net cash used in investing activities	(20.1)	(30.2)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(16.0)	1.0
Proceeds from issuance of long-term debt	208.1	210.4
Principal payments on long-term debt	(185.5)	(208.3)
Payments for debt issuance costs	(8.4)	(7.7)

Net cash used in financing activities	(1.8)	(4.6)
Effect of exchange rate changes on cash and cash equivalents	0.1	0.8

Increase (decrease) in cash and cash equivalents	(0.5)	21.7
Cash and cash equivalents, beginning of year	29.3	7.6

Cash and cash equivalents, end of year	$28.8	$29.3

(1)	Non-cash interest expense for fiscal 2004 includes $15.4 million of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable) which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Preliminary and Unaudited)

HISTORICAL RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Fourth Quarter		Fiscal
	2004	2003 Restated	2004	2003 Restated
Net loss	$(4.8)	$(32.3)	$(45.6)	$(45.3)
Adjustments to net loss:
Interest expense, net	18.3	15.1	72.9	57.5
Income tax expense	1.2	19.3	5.1	25.0
Depreciation	9.5	8.3	35.0	31.2
Amortization	1.2	1.8	5.3	6.0
SFAS 133 (gain) loss	(4.4)	(3.6)	2.1	(5.2)
Debt extinguishments	4.1	—	4.1	4.4
Other operating expenses	0.7	7.2	7.0	7.2

Adjusted EBITDA	25.8	15.8	85.9	80.8
Changes in current assets and liabilities	12.0	16.7	(1.3)	23.8
Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	(1.1)	(1.7)	(0.1)	3.0
Change in income taxes payable	—	0.7	0.2	—
SFAS 133 gain (loss)	4.4	3.6	(2.1)	5.2
Other operating expenses	0.3	0.8	0.6	1.6
Adjustments to net loss which require cash:
Interest paid	(11.9)	(12.4)	(52.6)	(55.6)
Income taxes paid	—	(1.0)	(0.9)	(1.4)
Other operating expenses paid	(1.2)	(0.3)	(7.4)	(1.1)
Equity in joint ventures	(0.3)	(0.2)	(1.0)	(0.6)

Net cash provided by operating activities	$28.0	$22.0	$21.3	$55.7